Wilson Sonsini Goodrich & Rosati Professional Corporation 1301 Avenue of the Americas, 40th Floor New York, NY 10019-6022 Phone: 212.999.5800 Fax: 866.974.7329

Exhibit 5.1

March 11, 2024

Lexeo Therapeutics, Inc.

345 Park Avenue South, Floor 6

New York, New York, 10010

(212) 547-9879

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Lexeo Therapeutics, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of (i) 1,333,424 shares of your common stock, par value $0.0001 per share (the “EIP Shares”), reserved for issuance pursuant to the 2023 Equity Incentive Plan (the “2023 Plan”) and (ii) 266,684 shares of your common stock, par value $0.0001 per share (the “ESPP Shares” and, together with the EIP Shares, the “Shares”), reserved for issuance pursuant to the 2023 Employee Stock Purchase Plan (the “2023 ESPP” and, together with the 2023 Plan, the “Plans”).

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plans and pursuant to the agreements that accompany the Plans, will be legally and validly issued, fully paid and nonassessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati, P.C.

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

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